As filed with the Securities and Exchange Commission on July 11, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lavoro Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401
São Paulo — SP, Brazil, 04548-005,
+55 (11) 4280-0709

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lavoro Limited Restricted Stock Unit Plan

(Full title of the Plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: +1 (212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Manuel Garciadiaz
Elliot M. de Carvalho
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Tel: 212-450-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 14, 2022, TPB Acquisition Corporation I (“TPBA”) entered into a Business Combination Agreement (the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”) by and among Lavoro Limited (“Lavoro” or the “Registrant”), Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of Lavoro (“First Merger Sub”), Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of Lavoro (“Second Merger Sub”), Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of Lavoro (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), and Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands.

On February 28, 2023, TPBA and Lavoro jointly issued a press release announcing that they have closed the Business Combination.

In addition, on May 26, 2023, the board of directors of the Registrant (the “Board”) approved and adopted the Lavoro Limited Restricted Stock Unit Plan (the “RSU Plan”), which provides for the grant of restricted stock units (“RSUs”) to participants identified by the Board.

This registration statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant in accordance with the requirements of Form S-8 for the purpose of registering the issuance of Class A ordinary shares, par value $0.001 per share, of the Registrant (the “Ordinary Shares”) issuable in the future pursuant to RSUs to be granted under the RSU Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information.*

ITEM 2. Registrant Information and Employee Plan Annual Information.*

*	In accordance with the instructional note to Part I of Form S-8 as promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 is not required to be filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, and has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

We incorporate information herein by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part hereof, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date hereof. We incorporate by reference the documents set forth below that have been previously filed with the SEC; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with the rules of the SEC. These documents contain important information about us and our financial condition.

•	Our prospectus filed with the SEC on March 23, 2023, pursuant to Rule 424(b) under the Securities Act, relating to our Registration Statement on Form F-1, as amended on May 9, 2023, as amended and updated by the Prospectus Supplement filed with the SEC on June 2, 2023, which contains audited combined financial statements for our latest fiscal year for which such statements have been filed.

•	Our reports on Form 6-k filed on March 13, 2023, April 5, 2023, April 10, 2023, May 2, 2023, May 3, 2023, June 1, 2023, June 16, 2023 and June 20, 2023.

•	The description of our Ordinary Shares as contained in our Registration Statement on Form 8-A (File No. 001-41635), filed with the SEC under Section 12(b) of the Exchange Act on February 28, 2023 including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed to be incorporated by reference into this Reoffer Prospectus unless we expressly indicate in such documents that they or portions thereof shall be incorporated herein by reference.

For purposes hereof, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. Our governing documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

We have also entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our governing documents. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	Amended and Restated Memorandum and Articles of Association of New Lavoro (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F (File No. 001-41635) filed with the SEC on March 6, 2023).

5.1*	Opinion of Maples and Calder (Cayman) LLP, as to the validity of the securities being registered.

10.1*	Lavoro Limited Restricted Stock Unit Plan

23.1*	Consent of Maples & Calder (Cayman) LLP (included as part of Exhibit 5.1).

23.2*	Consent of Frank, Rimerman + Co., LLP, independent registered accounting firm for Lavoro Merger Sub II Limited.

23.3*	Consent of Ernst & Young Auditores Independentes S/S Ltda., independent registered accounting firm for Lavoro Group.

24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

#	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

ITEM 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Paulo, Brazil, on July 11, 2023.

LAVORO LIMITED

By:	/s/ Ruy Cunha
Name:	Ruy Cunha
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Ruy Cunha and Julian Garrido as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for their or in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, or other appropriate form, and all amendments thereto, including post-effective amendments, of Lavoro Limited, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Ruy Cunha	Chief Executive Officer	July 11, 2023
Ruy Cunha	(Principal Executive Officer)

/s/ Julian Garrido	Chief Financial Officer	July 11, 2023
Julian Garrido	(Principal Financial Officer)

/s/ Marcos de Mello Mattos Haaland	Chairman of the Board of Directors	July 11, 2023
Marcos de Mello Mattos Haaland

/s/ Ricardo Leonel Scavazza	Director	July 11, 2023
Ricardo Leonel Scavazza

/s/ Daniel Fisberg	Director	July 11, 2023
Daniel Fisberg

/s/ David Friedberg	Director	July 11, 2023
David Friedberg

/s/ Michael Stern	Director	July 11, 2023
Michael Stern

/s/ Lauren StClair	Director	July 11, 2023
Lauren StClair

/s/ Eduardo Daher	Director	July 11, 2023
Eduardo Daher

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity as the duly authorized representative of the Registrant, in the City of New York, New York, on July 11, 2023.

Authorized U.S. Representative — Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.